Letter of Understanding

This will serve as our understanding for Kagome Creative Foods, Inc. to manufacture for GFA Brands, Inc. products known as Smart Balance® and Earth Balance® Buttery Spread products.

1. **GFA Responsibilities**

   a. Provide quality control procedures within Confidentiality Agreement parameters with Kagome.

   b. Pay Kagome invoices on a 1% 10-day net 30-day basis, provided they coincide with the pricing agreement.

   c. Provide forecasts, which will neither be guarantees of timing or quantities, nor will they be limitations on production requests. They will be intended solely as planning tools.

2. **Kagome Responsibilities**

   a. Produce all GFA products pursuant to and within the specifications set forth in the Confidential Product Manuals for Smart Balance® and Earth Balance® Buttery Spread Products provided by GFA to Kagome from time to time (the "Product Manuals") consistent with past practices. Kagome shall submit samples of ingredients and finished goods, as requested, for GFA's review and approval. In addition, Kagome quality control department will prepare reports to record its laboratory findings for each lot relative to our product specifications. Kagome shall only purchase ingredients from the approved suppliers identified in the Product Manuals.

   b. Will not ship products out of specification and will hold same for GFA instruction for disposition. Should an out-of-specification product get out in error and be judged by GFA to represent a serious consumer health risk, Kagome will provide a tracer report within hours and assist in a timely recall of that product. Kagome shall be responsible to remedy the situation on a time is of the essence basis and pay all costs associated with the recall.

   c. Kagome will maintain OU or other rabbinical certification of its manufacturing processes of GFA products acceptable to GFA.

   d. Maintain in force excess product liability coverage listing GFA Brands, Inc. as an additional insured with minimum coverage of $10,000,000 per incident.

   e. Ship all GFA orders on a timely basis as requested by GFA provided seven (7) days lead is given. Should short lead orders be requested by GFA, both parties agree to work together to achieve production as soon as practical. Kagome will use its best efforts to fill GFA orders.

   f. Kagome agrees that all goods, as of the date of shipment or delivery:

      (i) shall not be adulterated or misbranded within the meaning of the U.S. Federal Food, Drug and Cosmetic Act (as amended, the "Act") or within the meaning of the pure food or drug laws or ordinances of any state or city that produces or receives any shipment or delivery of the goods;

(ii) shall be introduced into interstate commerce, if applicable, under Sections 404 and 505 of the Act; and

(iii) shall comply with all applicable federal, state and local laws, including but not limited to, the Consumer Product Safety Act and the Fair Labor Standards Act.

g. Kagome shall not use the GFA formulas and/or process for any other customer or third party, for private label use or for any other use outside the scope of this Letter of Understanding.

h. Kagome agrees that this Letter of Understanding does not give Kagome any rights or claims to the GFA or Smart Balance, Inc. portfolio of tradenames and trademarks.

3. **Product Pricing**: Pricing will be based on a toll method consistent with past practices between the parties in which actual costs for packaging and ingredients, excluding labor and overhead, will be detailed with documentation satisfactory to GFA. Kagome will add an agreed upon toll fee to the actual costs and will email a price report to GFA Brands, Inc. on the first day of each month. Agreed-upon loss factors will also be identified in the monthly price sheets.

4. **Packaging and Related Costs**: Kagome will purchase inventory as required to meet customer service requirements for all packaging components needed for our line as authorized in writing by GFA. GFA may elect to participate in Kagome purchasing arrangements or may separately negotiate pricing with vendors. GFA will be responsible for all packaging costs associated with packaging development which includes design costs, plate charges, run charges, etc.

5. **Freight**: It is understood that freight is not to be included in the above fee schedule. GFA will pay Kagome a freight charge on each shipment (no charge for pick-ups). It is GFA's intention to effect significant quantities to be consolidated with other product being shipped from Kagome's facility. Kagome should contact GFA at any time one of GFA's orders is not part of a reasonably full truck. GFA may, for example, wish to delay an order 1-2 days if Kagome can advise GFA that it will better fill a truck a couple of days later than the "requested" arrival date. GFA customer service will determine whether or not to meet the requested delivery date when trucks cannot be reasonably close to capacity. Should GFA arrange freight service by third parties, GFA will pay those carriers directly. Kagome shall provide base freight costs to GFA Distribution Centers specified by GFA.

6. **Changes to Pricing**: Monthly price sheet costs will be based on the actual costs of the ingredients and packaging. Kagome will notify GFA immediately upon receipt of a proposed vendor price change in commodities or packaging to allow GFA time to explore reformulation or negotiate with vendors. In no event will toll charges be increased during contract period unless changes are approved by both parties in writing.

7. **Period of Agreement**: This effective period of this agreement will be from February 20, 2008 to February 19, 2011. Should either party wish to terminate for cause, such as non-payment, unsatisfactory quality control, lack of adequate service, etc., a written notice of breach of agreement must be sent to the other party and 60-days allowed to resolve such breach. In any case, the parties can terminate for any reason upon 6 months with notice.

8. **Confidentiality:** The terms and conditions of the Confidentiality Agreement dated October 11, 2007 and signed by the parties is fully incorporated herein.

9. **General Indemnification:** Each party to this Letter of Understanding shall indemnify and hold the other party, its parents, subsidiaries, affiliates and their respective officers, directors, employees, agents and representatives harmless from all claims, suits demands, proceedings, judgments, verdicts, actions, and causes of action, in law or equity and all losses, damages, liabilities, costs and expenses (including without limitation, interest, penalties, reasonable legal fees, expert or other consulting fees and disbursements) incurred by the other party arising from (i) its gross negligence or intentional misconduct; or (ii) the breach by it of any of its obligations or agreements set forth herein.

10. **Product Liability:** Kagome shall indemnify and hold GFA, its parents, subsidiaries, affiliates and their respective officers, directors, employees, agents and representatives harmless from all claims, suits demands, proceedings, judgments, verdicts, actions, and causes of action, in law or equity and all losses, damages, liabilities, costs and expenses (including without limitation, interest, penalties, reasonable legal fees, expert or other consulting fees and disbursements) incurred by the other party arising from (i) any failure of the goods to comply with applicable specifications, warranties and certificates under this Letter of Understanding, and (ii) claims, demands or lawsuits that, with respect to the goods manufactured, developed, tested and sold as contemplated by this Letter of Understanding, allege product liability, strict product liability or any variation thereof.

11. **Definitive Agreement:** Upon acceptance by the parties of this Letter of Understanding, the parties shall cause their legal counsel to prepare a definitive manufacturing agreement (the "Definitive Agreement") in form and substance acceptable to GFA and Kagome which shall incorporate the terms and conditions of this Letter of Understanding and also include terms and conditions customary in a transaction of this nature and such other matters as are reasonably negotiated by the parties. The terms and conditions of this Letter of Understanding shall control until the Definitive Agreement is executed by both parties.

12. **Scope of Relationship:** The relationship of the parties hereto is, and shall be that of independent contractors. This Letter of Understanding is not intended to create and shall not be construed as creating between GFA and Kagome the relationship of principal and agent, joint venturer, co-partners or any similar relationship, the existence of which is hereby expressly denied. Kagome shall keep in force and maintain worker's compensation insurance in accordance with applicable law and otherwise comply with all applicable law.

13. **Repurchase of Inventory**: Upon termination of this Agreement, GFA agrees to purchase any remaining packaging inventory provided that remaining packaging inventory shall not exceed an amount equal to the average daily packaging inventory for the six month period prior to termination. Upon termination of this Agreement, GFA shall purchase all oil inventory delivered to Kagome prior to termination which was purchased for production of GFA products plus all oil to be delivered under contracts entered into by Kagome prior to termination for production of GFA products.

[Signatures on following page]

This Letter of Understanding supersedes all prior letters of understanding between the parties and may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signed signature pages may be transmitted by facsimile, and any such signature shall have the same legal effect as an original.

GFA BRANDS INC.

By: Peter L. Dray (myD)

PETER L. DRAY
Name

EVP, OPERATIONS AND PRODUCT DEV.
Title

03.05.10
Date

Kagome Creative Foods, Inc.

By: [signature]

W. M. Anderson
Name

VP Sales
Title

3-5-10
Date